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                                                                    EXHIBIT 99.4

                                 Letterhead of

                   Bernstein Litowitz Berger & Grossmann LLP
                          1285 Avenue of the Americas
                            New York, NY  10019-6028
                            Telephone - 212-554-1400
                            Facsimile - 212-554-1444
                                August 29, 2000

Via Facsimile and Federal Express
---------------------------------

John Patterson, Esq.
D'Amato & Lynch
70 Pine Street
New York, NY  10270-0110

          RE:  Assisted Living Concepts, Inc. Securities Litigation

Dear John:

     As you know, we are serving as plaintiffs' co-lead counsel in the Assisted Living Concepts, Inc. ("ALC") securities fraud case. This letter is intended to confirm our agreement with your client, National Union, regarding National Union's willingness to contribute the proceeds of its $10 million Directors, Officers and Corporate Liability Insurance Policy toward the settlement of the ALC case. We have discussed National Union's willingness to contribute its policy in several conversations, and we have reached agreement on National Union's $10 million contribution to settlement on the following terms:

          1. The $10 million payment to the settlement fund by National Union will be completely unconditional, although National Union reserves any and all rights it may have in law and in equity to seek damages, recoupment and/or restitution from ALC and, if necessary, other Insureds;

          2. National Union will be a party to the settlement of the underlying securities case;

          3. National Union agrees that plaintiffs will have undisputed priority over certain real property collateral that secures the approximately $9 million promissory note that ALC will deliver to plaintiffs as part of the settlement;
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John Patterson, Esq.
August 29, 2000
Page 2

          4. National Union's payment will be upon final approval of the settlement, which is anticipated in January 2001, and in no event earlier than January 7, 2001 or later than January 31, 2001;

          5. National Union agrees that it will not take any action to enforce any judgment it may obtain against ALC until after the expiration of at least 90 days from the date National Union makes its payment into the settlement fund; and

          6. National Union's agreement to the foregoing is conditioned on the case being settled in accordance with the foregoing and the MOU.

     We would like to confirm National Union's agreement to the above terms. Please either sign this letter where indicated or have an authorized National Union representative countersign this letter and return it to me. Thank you.

                                            Sincerely yours,

                                             /s/  Max W. Berger
                                            ---------------------
                                            Max W. Berger

The foregoing terms are agreed to
by the undersigned authorized
representative of National Union.

_____________________________________



cc:  Gary Berne, Esq. (by facsimile)
     David Rees, Esq. (by facsimile)
     David Kessler, Esq. (by facsimile)